MARSH                                 JAMES TOLFREE
                                       Vice President

                                       Marsh USA Inc.
                                       1166 Avenue of the Americas, 37th Floor
                                       New York, NY  10036
                                       212 345 9981    Fax 212 345 4213
                                       James.Tolfree@Marsh.com
                                       www.marsh.com

 June 27, 2007

 Linzie D. Steinbach
 Vice President -- Accounting Manager
 US Trust Alternative Investments Division
 225 High Ridge Road, West Building
 Stamford, CT 06905

 Subject:
 EXCELSIOR PRIVATE EQUITY FUND II, INC.
 FINANCIAL INSTITUTION INVESTMENT COMPANY ASSET PROTECTION BOND
 FEDERAL INSURANCE COMPANY POLICY # 81458705
 FOR THE PERIOD: APRIL 6, 2007 TO APRIL 6, 2008

 Dear Linzie,

 As requested, 1 have examined the Fidelity Bond limit requirements, as prescribed in Rule 17g-1 for the funds insured under the captioned Bond, as of the policy effective date. This limits analysis is based upon the total asset value of each fund as stated in the relevant renewal application.

 The results of the analysis are as follows:


                     FUND                                                  ASSET VALUE AS OF          REQUIRED LIMIT
                                                                               01/31/07
                                                                           ($ IN MILLIONS)
  Excelsior Private Equity Fund II, Inc.                                        $49.8                     $350,000
  Excelsior Venture Partners III, LLC                                           $74.0                     $400,000
  Excelsior Venture Investors III, LLC                                    (a)    $0.0                      $50,000
  Excelsior Directional Hedge Fund of Funds, LLC                               $313.5                     $750,000
  Excelsior Absolute Return Fund of Funds, LLC                            (b)    $2.7                     $125,000
  Excelsior Absolute Return Fund of Funds Master Fund, LLC                (b)  $259.7                     $750,000
  Excelsior Buyout Investors, LLC                                         (c)    59.4                     $400,000
                                                                         TOTAL REQUIRED LIMIT:          $2,825,000


    (A) EXCELSIOR VENTURE INVESTORS III, LLC IS A FEEDER FUND AS PART OF A MASTER/FEEDER STRUCTURE WHERE EXCELSIOR VENTURE PARTNERS III, LLC IS THE MASTER FUND. THEREFORE, EVI III'S ASSETS ARE SUBSTANTIALLY INVESTED IN THE MASTER. THE TOTAL ASSETS FIGURE LISTED REPRESENTS ASSETS NOT INVESTED IN THE MASTER FUND.
    (B) EXCELSIOR ABSOLUTE RETURN FUND OF FUNDS. LLC IS A FEEDER FUND AS PART OF A MASTER/FEEDER STRUCTURE WHERE EXCELSIOR ABSOLUTE RETURN FUND OF FUNDS MASTER FUND, LLC IS THE MASTER FUND.
    (C) AS OF 12/31/06

As you are aware, the limit under the current bond is $3,500,000. Therefore, according to these calculations, the bond amount is sufficient to meet requirements Rule 17g-1, as of the policy effective date.


Thank you and regards,


/s/ James Tolfree
James Tolfree
Vice President